FEDERAL INSURANCE COMPANY
Endorsement No.: 7
Bond Number: 81391888
NAME OF ASSURED: AMERICAN PERFORMANCE FUNDS
DELETE AN ENDORSEMENT
It is agreed that this Bond is amended by deleting Endorsement Number(s) 6 in its entirety.
This Endorsement applies to loss discovered after 12:01 a.m. on January 2, 2007.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.
Date: January 29, 2007
ICAP Bond
Form 17-02-5647 (Ed. 11-03)

FEDERAL INSURANCE COMPANY
Endorsement No: 8
Bond Number: 81391888
NAME OF ASSURED: AMERICAN PERFORMANCE FUNDS
NAME OF ASSURED ENDORSEMENT
It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:
AMERICAN PERFORMANCE FUNDS
BALANCED FUND
BOND FUND
CASH MANAGEMENT FUND
INTERMEDIATE BOND FUND
INTERMEDIATE TAX-FREE BOND FUND
SHORT-TERM INCOME FUND
U.S. TREASURY FUND
TAX-FREE MONEY MARKET FUND F/K/A INSTITUTIONAL TAX-FREE MONEY MARKET FUND
U.S. MID CAP EQUITY FUND
U.S. TAX-EFFICIENT MID CAP EQUITY FUND
U.S. LARGE CAP EQUITY FUND
U.S. SMALL CAP EQUITY FUND
U.S. TAX-EFFICIENT LARGE CAP EQUITY FUND F/K/A EQUITY FUND
U.S. TAX-EFFICIENT SMALL CAP EQUITY FUND F/K/A SMALL CAP EQUITY FUND
This Endorsement applies to loss discovered after 12:01 a.m. on January 2, 2007.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.
Date: January 29, 2007
ICAP Bond
Form 17-02-0949 (Ed. 1-97) Page 1